UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2011 (December 12, 2011)

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	333-172205	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue
New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 12, 2011, American Realty Capital Properties, Inc. (the “Company”) closed its acquisition of a fee simple interest in a freestanding, single-tenant Advance Auto Parts store located in Livonia, Michigan, at a contract purchase price of approximately $970,000, excluding closing costs. The Company acquired the property through an indirect wholly-owned subsidiary of its operating partnership. The seller of the properties is Kinaia Investment, Inc. The seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction. This Advance Auto Parts store is the sixth and final property of an Advance Auto Parts portfolio purchased on November 23, 2011. The Company previously filed the purchase and sale agreement that it entered into in connection with these properties as an exhibit to its Registration Statement on Form S-11 (Registration No. 333-176952). The purchase and sale agreement related to seven Advance Auto stores, one of which the Company decided not to acquire, without any penalty to the Company, after completing its due diligence review. Pursuant to the terms of the purchase and sale agreement, American Realty Capital II, LLC, the Company’s sponsor, deposited $294,000 in escrow upon executing the purchase and sale agreement. The Company previously reported the closing of the initial five properties in its Current Report on Form 8-K filed on November 23, 2011.

The tenant of the property is Advance Stores Company, Inc., which has an investment grade credit rating as determined by major credit rating agencies, and is a wholly-owned operating subsidiary of Advance Auto Parts, Inc. (NYSE: AAP). The property is located in Livonia, Michigan and contains approximately 7,000 square feet with a remaining lease term of approximately 9.3 years pursuant to a lease expiring in March 2021.  Current annualized rent is approximately $84,100, or approximately $12.01 per square foot.

In aggregate, the Advance Auto Parts portfolio totals approximately 42,000 square feet. Based on the aggregate average annualized rents, 70% of the leases for the properties have a remaining 9-year term and 30% of the leases for the properties have a remaining five-year term, and the weighted average remaining term of these leases is approximately 8.0 years. Each of these leases has two five-year renewal options. Based on the aggregate average annualized rents, 35% of the leases for the properties contain rent escalation provisions at 4.5% in the fifth year of the remaining lease term and 65% of the leases for the properties contain no rent escalation provisions. The leases are double net, whereby we are responsible for repairs and replacement costs to the foundation and structure and Advance Stores Company, Inc. is required to pay substantially all other operating expenses, in addition to base rent. The aggregate annualized current rents total approximately $457,000, or an average of approximately $10.88 per rentable square foot.

The Company funded the acquisition of the property, exclusive of closing costs, with proceeds from the sale of its common stock.  The Company may seek to obtain financing on the property post-closing. However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, or at all.

As disclosed in its consolidated financial statements in reports filed with the U.S. Securities and Exchange Commission, Advance Auto Parts, Inc. conducts all of its operations through its wholly owned subsidiary, Advance Stores Company, Inc. (our tenant) and its subsidiaries, and therefore reports its annual financial statements on a consolidated basis for “Advance Auto Parts, Inc., its wholly owned subsidiary, Advance Stores Company, Incorporated, and its subsidiaries.” As a result, separate financial statements for our tenant are neither reported nor available to us.

Advance Auto Parts, Inc. operates as a retailer of automotive aftermarket parts, accessories, batteries, and maintenance items. The company’s operations are divided into two segments: Advance Auto Parts (AAP) and Autopart International (AI). The AAP segment operates stores which primarily offer auto parts, including, among other items, alternators, batteries, chassis parts, clutches, engines and engine parts, radiators, starters, and transmissions. The AI segment operates stores that provide replacement parts for domestic and imported cars and light trucks in northeast and Mid-Atlantic regions, as well as to warehouse distributors in North America. Advance Auto Parts, Inc. was founded in 1929 and is based in Roanoke, Virginia.

A copy of the press release announcing the acquisition of the property is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated December 13, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

December 13, 2011	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors